Exhibit 10.1
LETTER AGREEMENT
August 10, 2021
To:    Paula Singer
    CEO, Walden University, LLC (“Walden”)
From:    Timothy P. Grace, Chief Human Resources Officer, Laureate Education, Inc.

Dear Paula,
    As you are aware, Laureate Education, Inc. (“Laureate”) has entered into a Membership Interest Purchase Agreement (as amended from time to time, the “Purchase Agreement”) with Adtalem Global Education Inc. (“Adtalem”), dated as of September 11, 2020. Pursuant to the Purchase Agreement, Adtalem is acquiring all of the issued and outstanding limited liability company interests of Walden e-Learning, LLC (“Walden e-Learning”). This letter agreement (this “Letter Agreement”) provides, among other things, certain payments and benefits to you upon the consummation of the transaction contemplated by the Purchase Agreement (such transaction, the “Purchase”).
1.Payments. Subject to your continued employment in good standing with Laureate or an affiliate of Laureate (including Walden) through the closing of the Purchase (the “Closing Date”), Laureate will pay you the following amounts (collectively, the “Payments”):
a.An amount equal to $1,377,000, representing one and a half (1.5) times your base salary and target annual bonus.
b.An amount equal to (i) (x) your annual target bonus (which is $459,000) multiplied by (y) a fraction, the numerator of which is the number of days that have elapsed in the year of the Purchase from the start of such year through the Closing Date and the denominator of which is three-hundred-sixty-five (365), minus $153,570.08 (the amount of the pro-rated bonus paid to you on August 2, 2021).
2.Equity Vesting. Upon the Closing Date, your then-outstanding and non-forfeited equity awards (the “Covered Awards”) granted under Laureate’s Amended and Restated 2013 Long-Term Incentive Plan (the “Equity Plan”) will vest in full (with performance targets deemed attained) and, with respect to restricted stock units and performance stock units, be settled by Laureate on or within the thirty (30) days after the Closing Date except as provided in Section 4, below. All other terms and conditions of your Covered Awards will continue to apply with full force and effect in accordance with the Equity Plan and the applicable award agreements made thereunder.

3.Tax Withholding. The Payments and all other benefits hereunder shall be subject to all applicable income and employment taxes and any other amounts that Laureate or any of its affiliates is required by any applicable law to deduct and withhold therefrom.
4.Payment Timing; Section 409A. The Payments shall be made by Laureate within five (5) business days following the Closing Date, except as provided in this Section. To the extent that any portion of the Payments or equity awards is subject to Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended and are required to be made following a “separation from service” within the meaning of Section 409A, such portion shall be paid (i) within ten (10) days following your “separation from service” or, (ii) if on the date of such “separation from service” you are “specified employee” within the meaning of Section 409A and Laureate’s policy for determining “specified employees”, then, to the extent required in order to comply with Section 409A, within ten (10) days following the six (6)-month anniversary of such “separation from service”. You acknowledge that the parties to this Letter Agreement intend that this Letter Agreement will be administered in accordance with Section 409A. To the extent that any provision of this Letter Agreement is ambiguous as to its compliance with Section 409A, the provision shall be read in such a manner so that all payments hereunder are exempt from the application of Section 409A, or to the extent not exempt, comply with Section 409A.
5.Termination of 2020 Retention Letter Agreement. Immediately prior to the closing of the Purchase, the Special Retention/Transaction Bonus, Equity Awards and Severance Policy Letter Agreement, signed April 13, 2020 (the “2020 Letter Agreement”) between you and Laureate is hereby terminated, and, as a result of such termination, the parties hereto acknowledge and agree that the respective rights and obligations of the parties under the 2020 Letter Agreement are hereby terminated immediately prior to the closing of the Purchase and that both parties shall have no further liability to each other under or with respect to the 2020 Letter Agreement.
6.Release. In consideration of the benefits set forth in this Letter Agreement, which are not required under law or any policy of Laureate or Walden or any of their affiliates, you, for yourself and all others, release and waive any claim against Laureate, its subsidiaries (including Walden and Walden e-Learning), affiliates, directors, officers, employees and agents (including but not limited to Adtalem and its affiliates), as well as its and their directors, officers, employees and agents, related in any way to the 2020 Letter Agreement or your employment with Laureate or Walden arising under statutory, contract or common law, including, but not limited to, any claim under Title VII of the Civil Rights Act of 1964, any state or local fair employment practices law, the Age Discrimination in Employment Act (ADEA), the Rehabilitation Act of 1973, the Americans With Disabilities Act, the Family Medical Leave Act, the Employee Retirement Income Security Act, any local, state or federal law regarding wages, benefits or employment practices, or any case or statutory law on defamation, abusive discharge, breach of contract, or whistleblower protection, excepting only those claims, if any, which you are prohibited by law from waiving. This release bars all claims arising or accruing up to and including the Closing Date. You further agree not to sue or otherwise institute or cause to be instituted or in any way voluntarily participate in the prosecution of any lawsuit against any person or entities released by this Letter Agreement in any federal, state, or other court concerning any claims released by this Letter Agreement. This waiver and release does not extend to any claim that you are precluded by law from waiving or releasing, or to any claim arising after the Closing Date. You also are not prohibited from filing a charge with, complaining to, or participating in any investigation or proceeding conducted by any government agency. However, you acknowledge that that you are waiving any right to recover monetary or other individual relief from any such complaints or charges filed with, or lawsuit filed by, any such agency insofar as they assert claims released by this Letter Agreement, except that this provision does not limit your ability to recover monies pursuant to the Security and Exchange Commission’s whistleblower incentive award program.
7.Entire Agreement. This Letter Agreement embodies the complete agreement and understanding between you and Laureate and supersedes and preempts any prior understandings, agreements or representations by or among you, on the one hand, and Laureate or any affiliate of Laureate (including, without limitation, Walden e-Learning and Walden) (collectively, the “Laureate Group”), on the other hand, written or oral, which may have related to the subject matter hereof in any way; provided that, that certain May 28, 2021 letter agreement by and between Walden University and Paula Singer shall remain in full force and effect. Without limiting the foregoing, you acknowledge and agree that none of Laureate or any member of the Laureate Group, Adtalem or any affiliate of Adtalem or Walden or any affiliate of Walden shall have any obligations to you pursuant to (i) the 2020 Letter Agreement between you and Laureate or (ii) the Laureate Severance Policy for Executives. Adtalem and its affiliates shall be third party beneficiaries of this Letter Agreement, and this Letter Agreement may not be amended without the prior written consent of Adtalem.
8.Other Terms. This Letter Agreement shall be construed in accordance with the laws of the State of Maryland without regard to conflicts-of-law principles that would require the application of the substantive laws of another jurisdiction. This Letter Agreement may be executed in one or more counterparts, all of which taken together will be deemed to constitute one and the same original. Subject to Section 7, the provisions of this Letter Agreement may be amended or waived only with the prior written consent of Laureate and you, and no course of conduct or course of dealing or failure or delay by either Laureate or you in enforcing or exercising any of the provisions of this Letter Agreement will affect the validity, binding effect or enforceability of this Letter Agreement or be deemed to be an implied waiver of any provision of this Letter Agreement.
[Signature Page Follows]

    Please sign in the space provided below to acknowledge your agreement and acceptance of the terms of this Letter Agreement.
                            Sincerely,

                            /s/ Timothy P. Grace

                            Timothy P. Grace
                            Chief Human Resources Officer
Laureate Education, Inc.

Accepted:

/s/ Paula Singer                    August 11, 2021
Paula Singer                         Date:

[Signature Page to Letter Agreement]